Exhibit 99.1

For Immediate Release	For Further Information Contact:
September 6, 2011	Henry Fong, President
(561)514-9042

CHINA NUVO SOLAR COMPLETES ACQUISITION OF SURGLINE

Medical and surgical products company poised to participate in healthcare cost containment initiatives in multibillion dollar industry

West Palm Beach, Florida – China Nuvo Solar Energy, Inc. (OTCQB: CNUV) today announced that it has completed the acquisition of 100% of the common stock of SurgLine, Inc. (“SurgLine”). Pursuant to the terms of the Share Exchange Agreement SurgLine will become a wholly owned subsidiary of China Nuvo.  The Company will continue to trade under the symbol CNUV.  At the appropriate time the Company will seek to change its name and symbol to reflect the business of SurgLine. SurgLine’s product lines include trauma, orthopedic, spine and ENT medical and surgical products selling into hospitals and surgery centers. Surgline, formed earlier this year and in business for a few months already is generating revenues and orders as previously reported.

Mr. Tom Toland, CEO of SurgLine was quoted as saying “I speak for the entire SurgLine executive team in that we are looking forward to a highly successful business platform with China Nuvo. We appreciate their commitment to assisting in getting this transaction closed in an expeditious manner. We are focused on telling the SurgLine story, of "More Value for Your Healthcare Dollar" and positioning the company for great success for the future.”

Toland continued, “As a company we are committed to reduce healthcare costs while maintaining the quality products that the hospital or surgical center has provided in the past in servicing their patients.  We have been extremely satisfied with the response we are getting throughout the healthcare industry as we introduce our medical and surgical products and the impact we can have in containing costs while maintaining quality.”

Henry Fong, Chairman of China Nuvo stated “We are very pleased to have concluded this transaction.  We believe this acquisition made the most sense for our shareholders, as SurgLine is already a revenue generating company.  They have assembled a talented management team that have had success in their pasts and have built supplier and distributor relationships over their combined 100 year healthcare industry experience.”

About SurgLine, Inc.

SurgLine (www.surgline.com) sources and distributes high quality FDA approved medical and surgical products at discount prices, thereby reducing or eliminating  the historical brand premium paid by healthcare providers including acute care hospitals, surgery centers, surgical hospitals, self insured employers and insurance companies. SurgLine offers high quality medical and surgical supplies and products at substantial savings utilizing stocking distributors and institutional buyers by sourcing products globally without the historical brand premium and industry markup.

About China Nuvo Solar Energy

China Nuvo Solar Energy, Inc. is a development stage company that owns unique patent pending solar and photovoltaic related technology.  The Company is also seeking other business opportunities.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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